ASSIGNMENT AND ASSUMPTION AGREEMENT



      THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is dated as of December 21, 2006, by and among M.A.G. Capital, LLC ("MAG" or the "Assignor"), and its managed funds, Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd. (collectively, the "MAG Funds" or the "Assignees").

      WHEREAS,  MAG is the beneficial owner of the warrants (the "Warrants") and
common  stock  (the  "Common  Stock,"  and  together  with  the  Warrants,   the
"Securities") set forth on Exhibit A hereto; and

      WHEREAS, MAG desires to transfer the beneficial ownership of the Securities to the MAG Funds in the respective amounts set forth on Exhibit A and to assign to the MAG Funds the benefit of any and all rights it has with respect to the Securities, including, but not limited to, rights it may have pursuant to certain subscription agreements (the "Subscription Agreements") with respect to the Securities and certain registration rights with respect to the Common Stock or the shares of common stock issuable upon the exercise of the Warrants (the "Conversion Shares") pursuant to certain registration rights agreements entered into with the various issuers of the Securities (the "Registration Rights Agreements").

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows:

            1. Assignment and Delivery of the Securities.

                  (a) On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Assignor hereby irrevocably assigns to the Assignees without recourse to the Assignor, and the Assignee hereby irrevocably assumes from the Assignor without recourse to the Assignor, as of the date hereof, all of the Assignor's right, title and interest in the Securities and Assignor's rights and obligations with respect to the Securities, including any rights and obligations pursuant to the Subscription Agreements and the Registration Rights Agreements.

                  (b) As soon as reasonably practicable following the date hereof, the Assignor shall deliver any certificates evidencing the Securities to the respective issuers thereof and shall use its commercially reasonable efforts to cause such issuers to, in exchange for the certificates delivered to them by the Assignor, deliver new certificates to the Assignees registered in the names of the Assignees evidencing the Assignees ownership of the Securities in the respective amounts as set forth on Exhibit A. With respect to any Common Stock not held in certificated form, the Assignor shall cause the Depository Trust Company to transfer beneficial ownership of such Common Stock to the Assignees.

                  (c) Effective as of the date hereof, the parties hereto agree that the Assignees shall have all rights and obligations of the Assignor under the Subscription Agreements and the Registration Rights Agreements as if the Assignees were parties to such documents.

            2. Assignor as Agent. Until such time as new certificates are delivered to the Assignees registered in the name of the Assignees evidencing their ownership of the Securities, each Assignee (i) acknowledges that Assignor, as General Partner of the MAG Funds, is authorized to take such action, and to the extent not authorized is hereby appointed as agent with such authority to act, on behalf of Assignee to exercise such powers under the Subscription Agreements, the Registration Rights Agreements or any other instrument or document furnished pursuant thereto; and (ii) agrees it will be bound by the provisions of the Subscription Agreements, the Registration Rights Agreements and will perform in accordance with their respective terms all the obligations which by the terms of the Subscription Agreements or the Registration Rights Agreements are required to be performed by it. MAG hereby accepts any such appointment as Assignees' agent and covenants to take all actions as reasonably directed by Assignees.

            3. Successors. This Agreement shall inure to the benefit of and be binding upon the Assignor and each of the Assignees and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person. No party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

            4. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

            5. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PROVISIONS RELATING TO CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

            6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written by their respective duly authorized officer's signatories below.

M.A.G. CAPITAL, LLC



By: /s/    David F. Firestone
    ----------------------
    Name:  David F. Firestone
    Title: Managing Member





ACCEPTED AND AGREED:

                                    MERCATOR MOMENTUM FUND, LP
                                    MERCATOR MOMENTUM FUND III, LP
                                    MONARCH POINTE FUND, LTD.



                                    By: /s/ Todd Bomberg
                                        --------------------------------
                                            Todd Bomberg
                                            Chief Investment Officer


                                    By: /s/ Harry Aharonian
                                        --------------------------------
                                            Harry Aharonian
                                            Portfolio Administrator